UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 20, 2006

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

California (State or Other Jurisdiction of Incorporation)	1-6615 (Commission File Number)	95-2594729 (IRS Employer Identification No.)

7800 Woodley Avenue Van Nuys, California (Address of Principal Executive Offices)		91406 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (818) 781-4973
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On September 20, 2006, Superior Industries International, Inc. (“Superior”), as seller, entered into an Asset Purchase Agreement (“Agreement”) with Saint Jean Industries, Inc., a Delaware corporation, as buyer, and the buyer’s parent, Saint Jean Industries, SAS, a French simplified joint stock company, for substantially all the assets of Superior’s aluminum suspension components business in Heber Springs, Arkansas, and the associated real estate. Pursuant to the Agreement, upon closing scheduled for September 28, 2006, Superior will receive from the buyer $17.0 million, including a $2.0 million promissory note, subject to post-closing adjustments and indemnification obligations. The $2.0 million promissory note is due in two equal installments on the 24 and 36 month anniversary date of the closing, and bears interest at LIBOR plus 1%, adjusted quarterly. In addition, the buyer will assume selected liabilities of the business. The consummation of the transactions contemplated by the Agreement is subject to customary conditions to closing.
The assets being sold have been designated as “held for sale” on the financial statements of Superior.
Superior expects no material adjustment to the reserve recorded in the fourth quarter of 2005 in connection with this transaction.
The description of the terms and conditions of the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which will be filed with our next Quarterly Report on Form 10-Q.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Date: September 26, 2006	(Registrant)
/s/ R. Jeffrey Ornstein
R. Jeffrey Ornstein
Vice President and Chief Financial Officer